Fourth Quarter 2024 Earnings Press Release

Exhibit 99.1

Marine Products Corporation Reports Fourth Quarter And Full Year 2024 Financial Results And Declares Regular Quarterly Dividend

ATLANTA, January 30, 2025 – Marine Products Corporation (NYSE: MPX) (the “Company”), a leading manufacturer of fiberglass boats, announced its unaudited results for the fourth quarter and full year ended December 31, 2024.

* Non-GAAP measures, including EBITDA, EBITDA margin, and free cash flow are reconciled to the most comparable GAAP measures in the appendices of this earnings release.

* All comparisons are year-over-year to 4Q:23 unless stated otherwise.

Fourth Quarter 2024 Results

●	Net sales decreased 33% year-over-year to $47.8 million
●	Net income was $4.3 million, down 21% year-over-year, and diluted Earnings Per Share (EPS) was $0.12; Net income margin increased 120 basis points to 8.9% due to favorable tax items
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $4.4 million, down 32% year-over-year; EBITDA margin was consistent year-over-year at 9.2%
●	Results reflected cost control measures to mitigate continued soft order flow, though year-over-year sales declines became less pronounced as the year progressed

Full Year 2024 Results

●	Net sales decreased 38% year-over-year to $236.6 million
●	Net income was $17.9 million, and diluted Earnings Per Share (EPS) was $0.50; Net income margin was 7.5%
●	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $21.1 million, and EBITDA margin was 8.9%
●	The Company continued to generate strong cash flow, supporting both regular quarterly dividends and a significant mid-year special dividend, and ended the year with approximately $52.4 million in cash and no debt

Management Commentary

"We were encouraged with our fourth quarter results after a very challenging 2024," stated Ben M. Palmer, Marine Products' President and Chief Executive Officer. “Our year-over-year sales decline in the fourth quarter was 33%, marking our smallest quarterly decrease this year. While we are not pleased with these results, we believe we are past the toughest quarterly sales comparisons and have seen sequential gross margin stability, with a slight improvement compared to last year’s fourth quarter margin. Our efforts to scale down production and allow the channel to de-stock have been successful, however our dealers remain cautious given persistently high inventories across other competitors and categories. We have managed our costs aggressively during this challenging demand period to preserve margins and will remain prudent with hiring and production increases

Fourth Quarter 2024 Earnings Press Release

until we have more definitive signals for improved demand. Feedback from recent boat shows has been positive, with good attendance and solid interest from buyers.”

“From a macro perspective, our industry welcomed recent interest rate cuts by the Fed, but the rate outlook appears unclear with mixed signals for further relief in the near-term. These cuts helped lower floor plan carrying costs for dealers and financing costs for consumers, but buying conviction still appears modest from both groups. This has been a difficult year for the industry, but we are proud of our model year 2025 product launches and lineup improvements and our ability to exit the year in a very strong financial position. We can comfortably fund our internal growth projects, capital investments and dividends, as we continue to look for the right M&A opportunity to drive value for our shareholders,” concluded Palmer.

4Q:24 Consolidated Financial Results: Year-Over-Year (versus 4Q:23)

Net sales were $47.8 million, down 33%. The decrease in net sales was primarily due to a 39% decrease in the number of boats sold during the quarter, partially offset by positive price/mix of 6%. Dealers continued to tightly manage their inventories in the face of elevated floor plan carrying costs and soft consumer demand. The Company’s quarterly sales decreases steadily improved throughout 2024 (full year sales declined 38%) and management expects year-over-year sales comparisons to be generally flat in the near-term, with potential for growth in the second half of 2025.

Gross profit was $9.2 million, down 32%. Gross margin was 19.2%, up 20 basis points. The year-over-year gross margin improvement reflected effective manufacturing cost controls as well as a favorable comparison to the impact of reinstituting promotional programs in last year’s fourth quarter. Production schedules and labor costs have been adjusted to more closely align with reduced demand.

Selling, general and administrative expenses were $5.6 million, down 28%, and represented 11.6% of net sales, up 70 basis points versus prior year. The decrease in SG&A expenses was largely due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Interest income of $512 thousand decreased due to lower cash balances as a result of the Company’s special dividend paid during the second quarter of 2024, coupled with lower interest rates.

Income tax benefit was $71 thousand, primarily due to tax credits related to the solar panel installation at the Company’s manufacturing site applied against the Company’s tax liability.

Net income and diluted EPS were $4.3 million and $0.12, respectively, down from $5.4 million and $0.16, respectively, in 4Q:23. Net income margin was 8.9%, up 120 basis points, primarily due to the favorable tax credit.

EBITDA was $4.4 million, down from $6.5 million. EBITDA margin was 9.2%, consistent with last year’s fourth quarter.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents were $52.4 million at the end of 2024, with no outstanding borrowings under the Company’s $20 million revolving credit facility.

Fourth Quarter 2024 Earnings Press Release

Net cash provided by operating activities and free cash flow were $29.5 million and $24.9 million, respectively, in 2024. During the fourth quarter the Company completed its solar panel installation in the Nashville, Georgia production site, a significant capital project with expected cost savings and environmental benefits.

Payment of dividends totaled $43.7 million in 2024, including a special dividend of $0.70 per share paid during the second quarter (totaling $24.3 million). The Board of Directors declared a regular quarterly dividend of $0.14 per share payable on March 10, 2025, to common stockholders of record at the close of business on February 10, 2025.

Conference Call Information

Marine Products Corporation will hold a conference call today, January 30, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357, or (929) 201-6127 for international callers, and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

About Marine Products

Marine Products Corporation is a leading manufacturer of high-quality fiberglass boats under the brand names Chaparral and Robalo. Chaparral’s sterndrive models include SSi Sportboats and SSX Luxury Sportboats, and the SURF Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and the SSi Outboard Bowriders. Robalo builds an array of outboard sport fishing models, which include Center Consoles, Dual Consoles and Cayman Bay Boats. The Company continues to diversify its product lines through product innovation. With these premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations, hopes or strategies. In particular, such statements include, without limitation: that we will remain prudent with hiring and production increases until we have more definitive signals for improved demand, that we can comfortably fund our internal growth projects, capital investments and dividends, as we continue to look for the right M&A opportunity to drive value for our shareholders, that the Company expects year-over-year sales comparisons to be generally flat in the near-term, with potential for growth in the second half of 2025, and statements regarding expected cost savings and environmental benefits of our solar panel installation in Nashville, Georgia, and statements regarding the Company’s ability to capitalize on opportunities to increase its market share and generate superior financial performance to build long-term shareholder value. Risk factors that could cause such future events not to occur or our strategies not to succeed as expected include the following: negative economic conditions, unavailability of credit and possible decreases in the level of consumer confidence impacting discretionary spending; business interruptions due to, e.g., adverse weather conditions, supply chain disruptions and/or further

Fourth Quarter 2024 Earnings Press Release

increased interest rates; our retail incentives and allowances may not successfully increase consumer demand as anticipated, due to negative impacts to the overall economy, industry or competition, our adjustments to production levels may not match demand; increased cost of boat ownership makes it more difficult to raise prices in the future to compensate for increased costs; our new model launches may not match dealer and consumer preferences, which are inherently uncertain; and our ability to manage manufacturing costs may be constrained in light of lower production levels. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations are contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2023.

For information about Marine Products Corporation or this event, please contact:

Mark Chekanow, CFA

Vice President, Investor Relations

(404) 419-3809

mchekano@marineproductscorp.com

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended		Year Ended
December 31,	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$47,818	$70,871	$236,555	$383,729
Cost of goods sold	38,660	57,408	191,057	293,350
Gross profit	9,158	13,463	45,498	90,379
Selling, general and administrative expenses	5,567	7,718	27,376	43,213
Gain on disposition of assets, net	(93)	(74)	(144)	(2,036)
Operating income	3,684	5,819	18,266	49,202
Interest income, net	512	794	2,876	2,860
Income before income taxes	4,196	6,613	21,142	52,062
Income tax (benefit) provision	(71)	1,191	3,289	10,367
Net income	$4,267	$5,422	$17,853	$41,695

EARNINGS PER SHARE (1)
Basic	$0.12	$0.16	$0.50	$1.21
Diluted	$0.12	$0.16	$0.50	$1.21

AVERAGE SHARES OUTSTANDING (2)
Basic	34,707	34,467	34,689	34,443
Diluted	34,707	34,467	34,689	34,443

(1) Earnings per share included a reduction of $0.01 for the twelve months ended December 31, 2024, resulting from the allocation of earnings attributable to participating securities under the two-class method required by GAAP. Special dividend paid in Q2 2024 resulted in a reduction of $1,108 for earnings attributable to participating securities during the twelve months ended December 31, 2024.

Fourth Quarter 2024 Earnings Press Release

(2) Includes participating securities which are share-based payment awards with non-forfeitable rights to dividends. Under the two-class method, average shares outstanding shown above were reduced by participating securities of 877 for the twelve months ended December 31, 2024.

Fourth Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(in thousands)
	December 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$52,379	$71,952
Accounts receivable, net	4,176	2,475
Inventories	49,960	61,611
Income taxes receivable	439	361
Prepaid expenses and other current assets	3,040	2,847
Total current assets	109,994	139,246
Property, plant and equipment, net	24,247	22,456
Goodwill	3,308	3,308
Other intangibles, net	465	465
Deferred income taxes	9,729	8,590
Retirement plan assets	18,489	15,379
Other long-term assets	5,015	4,358
Total assets	$171,247	$193,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$5,499	$6,071
Accrued expenses and other liabilities	13,425	16,496
Total current liabilities	18,924	22,567
Retirement plan liabilities	21,667	17,998
Other long-term liabilities	1,653	1,649
Total liabilities	42,244	42,214

Stockholders' Equity
Preferred stock	—	—
Common stock	3,471	3,447
Capital in excess of par value	—	—
Retained earnings	125,532	148,141
Total stockholders' equity	129,003	151,588
Total liabilities and stockholders' equity	$171,247	$193,802

Fourth Quarter 2024 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(in thousands)
Year Ended December 31,	2024	2023
	(Unaudited)
OPERATING ACTIVITIES
Net income	$17,853	$41,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,786	2,416
Pension settlement loss	—	2,363
Working capital	6,036	13,679
Other operating activities	2,851	(3,307)
Net cash provided by operating activities	29,526	56,846

INVESTING ACTIVITIES
Capital expenditures	(4,596)	(10,174)
Proceeds from sale of assets	163	2,303
Net cash used for investing activities	(4,433)	(7,871)

FINANCING ACTIVITIES
Payment of dividends	(43,733)	(19,284)
Cash paid for common stock purchased and retired	(933)	(910)
Net cash used for financing activities	(44,666)	(20,194)

Net (decrease) increase in cash and cash equivalents	(19,573)	28,781
Cash and cash equivalents at beginning of period	71,952	43,171
Cash and cash equivalents at end of period	$52,379	$71,952

Fourth Quarter 2024 Earnings Press Release

Non-GAAP Measures

Marine Products Corporation has used the non-GAAP financial measures of EBITDA, EBITDA margin, and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures enables investors to compare our operating performance consistently over various time periods, and in the case of EBITDA, without regard to changes in our capital structure. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating Marine Products’ liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, Marine Products’ definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on Marine Products Corporation’s investor website, which can be found on the Internet at www.marineproductscorp.com.

Appendix A

(Unaudited)	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2024	2023	2024	2023
Reconciliation of Net Income to EBITDA
Net income	$4,267	$5,422	$17,853	$41,695
Adjustments:
Add: Income tax (benefit) provision	(71)	1,191	3,289	10,367
Add: Depreciation and amortization	698	666	2,786	2,416
Less: Interest income, net	512	794	2,876	2,860
EBITDA	$4,382	$6,485	$21,052	$51,618

Net sales	$47,818	$70,871	$236,555	$383,729

Net income margin(1)	8.9%	7.7%	7.5%	10.9%

EBITDA margin(1)	9.2%	9.2%	8.9%	13.5%

(1) Net income margin is calculated as net income divided by net sales. EBITDA margin is calculated as EBITDA divided by net sales.

Fourth Quarter 2024 Earnings Press Release

Appendix B

(Unaudited)	Year Ended
	December 31,	December 31,
(In thousands)	2024	2023
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$29,526	$56,846
Capital expenditures	(4,596)	(10,174)
Free cash flow	$24,930	$46,672